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                                                                    Exhibit 12.1

                    Valor Communications Group, Inc.

           Computation of Ratios of Earnings to Fixed Charges

                         (dollars in thousands)

                                                ------------   -------      -------    -------    -------      -------
                                                  Period
                                                   Ended                                           Three Months Ended
                                                December 31,       Year Ended December 31,              March 31,
                                                  2000 (a)      2001         2002       2003       2003         2004
                                                ------------   -------      -------    -------    -------      -------
Fixed Charges as Defined:
Interest Expense                                   57,515      136,528      128,481    120,182     32,096       27,905
One third of non-cancelable lease rent                 --        1,509        1,340      1,509        394          412
                                                  -------      -------      -------    -------    -------      -------
Total fixed charges (A)                            57,515      138,037      129,821    121,691     32,490       28,317
                                                  -------      -------      -------    -------    -------      -------
Earnings as Defined:
Pretax income (loss)                              (71,909)     (43,792)      22,027     64,171     13,687       17,699
  Less earnings from unconsolidated cellular
    partnerships                                                    --       (2,757)    (3,258)      (783)        (325)
  Less interest capitalized                                     (3,372)      (1,116)      (997)      (170)        (175)
  Add amortization of capitalized interest                         140          326        414         95          116
  Add distributed income from unconsolidated
    cellular partnerships                                                     1,939      3,507        317
  Add fixed charges                                57,515      138,037      129,821    121,691     32,490       28,317
                                                  -------      -------      -------    -------    -------      -------
Total Earnings and fixed charges (B)              (14,394)      91,013      159,240    185,528     45,636       45,632
                                                  -------      -------      -------    -------    -------      -------
Ratio of earnings to fixed charges (B/A)               --(b)        --(b)      1.16x      1.52x      1.40x        1.61x

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(a) Our consolidated financial statements for the period ended December 31, 2000 include the results of operations for the businesses we acquired from GTE in Texas, Oklahoma, New Mexico, and Arkansas beginning on the date of acquisition, as well as certain start-up costs that we incurred prior to commencing operations.

(b) For the period ended December 31, 2000 and the year ended December 31, 2001 earnings were insufficient to cover fixed charges by $71,909 and $47,024, respectively.